8720 Stony Point Parkway
                                                            Suite 200
Richmond, Virginia 23235
                                                      Phone: (804) 565-3000
                                                  Fax: (804) 565-3500

July 2, 2009

Dr. Geoffrey Allan,
XX XXX XXX,
Richmond, Virginia, xxxxx

RE:    Separation Agreement and General Release

Dear Geoff:

    This letter sets out the terms of our agreement regarding your separation and release of claims with respect to the termination of your employment with Insmed Incorporated (“Insmed” or “us”) effective on June 15, 2009 (your “Date of Termination”).

    Following your Date of Termination, we will pay you (or, in the event of your death, your estate) a single lump-sum severance payment in the amount of $675,000, which shall be reduced for applicable withholding taxes, and which represents the sum of (i) your current annual base salary rate of $450,000, plus (ii) a payment of $225,000 representing your annual bonus for 2009.  This amount will be paid on the first regular pay date following the date on which you have signed and returned this letter to Insmed and the revocation period described below has expired.

    In addition, we will directly pay or reimburse you for 100% of the applicable COBRA premiums for continued coverage under our group health plan for you and your qualified beneficiaries for a period of up to eighteen months following your Date of Termination.  If at the end of such period you are eligible to and choose to convert your coverage under our group health policy to an individual policy, we will also pay or reimburse you for 100% of your premiums under the converted individual policy for an additional period of up to eighteen months; provided, however, that if you become eligible for alternate health coverage during such period, our obligation to continue to pay or reimburse for your such premiums will cease at such time.  You may apply for short term disability and long term disability benefits under the Insmed short term disability and long term disability policies, with any benefits being subject to the terms of those policies.

    We will provide you with the use of the automobile that is currently made available to you until the end of the current lease period, which is approximately 18 months.  We will pay for the lease and insurance costs on the automobile until the end of the current lease period.

    With respect to your stock options that were vested as of your Date of Termination, the exercise period for each option will be extended to the expiration date of that option as set in the option agreement.  Otherwise, the provisions of your stock options, restricted stock and restricted stock unit awards, as applicable, will be governed by the terms and conditions of your award agreements and of our equity incentive plan, including the forfeiture of any unvested stock options.

    In exchange for the severance benefits described above, you agree on behalf of yourself, your heirs, representatives, executors, estate, successors and assigns, to waive and release Insmed, its directors, officers, employees, agents, insurers, reinsurers, attorneys, successors, assigns and any parent, subsidiary and affiliated companies (collectively, the “Released Parties”), from all claims you ever had or might now have against the Released Parties relating in any way to your employment with Insmed or the termination of that employment, whether or not you are, or ever were, aware that they existed.  The claims you are agreeing to release specifically include, but are not limited to,  any and all claims against the Released Parties based upon state, federal, local, foreign or common law, including but not limited to claims under the Age Discrimination Act of 1967, as amended, Title VII of the Civil Right Act of 1964, as amended, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the National Labor Relations Act, the Fair Labor Standards Act, the Portal to Portal Act, the Worker Adjustment and Retraining Act, the Equal Pay Act, claims for wrongful discharge, emotional distress, wages, damage to reputation, attorneys’ fees, and any claim based on contract or tort, including without limitation any claim under your change in control agreement with us dated March 14, 2007 (your “Change in Control Agreement”).

    In addition, you agree that you will continue to abide through and after your Date of Termination by the confidentiality restriction contained in Section 17 of your Change in Control Agreement.  You also agree that you will abide for a period of eighteen months following your Date of Termination by the covenant not to compete set forth in Section 18 of your Change in Control Agreement as though your employment had been terminated under such agreement.  In addition, you also agree to abide by the applicable terms of the covenants not to compete or solicit contained in our agreement with Merck & Co. dated February 12, 2009, as well as in any other agreement to which Insmed or any of our subsidiaries is a party.  You further agree that you will continue to comply through and after your Date of Termination with all applicable terms and conditions of our insider trading policy with respect to the exercise or sale of the equity awards you have received from us or otherwise with respect to any transactions in our stock, including without limitation the prohibition of trading while in possession of material non-public information and the requirement to obtain pre-clearance and following the other procedures under the policy in connection with any trading in our stock.

    You have a period of twenty-one days in which to consider the terms of this letter before you sign it, although you are free to sign and return it at any time before such period has elapsed.  You acknowledge that you have been advised to consult with counsel before signing this letter.  The terms of this letter will automatically become effective seven days after the date on which you have signed and returned the letter to me.  You have the right to revoke this letter at any time within that seven-day period.  If you decide to revoke this letter, you must provide me with a signed notice of revocation on or before the end of the seven-day period.
If you agree with the terms of this letter, please sign below and return the signed letter to me by not later than July 6th. 2009.

Sincerely,

                   /s/ Kevin P. Tully
__________________________
Name: Kevin P. Tully
Title  : CFO

ACCEPTED AND AGREED:

         /s/ Geoffrey Allan
_______________________
Geoffrey Allan

 July 2, 2009
_______________________
Date